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                                                                    EXHIBIT 99.3


April 23, 1999

Board of Directors
Guaranty Bank & Trust Company
Venice, Florida


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited the accompanying statements of financial condition of Guaranty Bank & Trust Company as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Bank & Trust Company as of December 31, 1998 and 1997 and the results of its operations and cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.


BOBBITT, PITTENGER & COMPANY, P.A.

Sarasota, Florida